Press Release For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. To Attend
Keefe, Bruyette & Woods Community Bank Investor Conference

Ontario, CA, July 27, 2007- CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”) announced that Christopher D. Myers, President and Chief Executive Officer, will participate in the Keefe, Bruyette & Woods Community Bank Investor Conference on July 31, 2007 at 2:30 p.m. EST.

Slides of CVB Financial Corp.’s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the conference.

Interested individuals may access a live webcast of the presentation by visiting http://www.kbw.com/news/conferenceCommunity.html. A replay of the presentation will be available for 60 days after the event.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 39 cities with 44 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

U.S. Banker Magazine named Citizens Business Bank the “Top Business Bank” in the nation in their January 2007 issue. The Bank was also recognized for having the fifteenth highest return on equity in the nation at 20.88%.

For the fourth consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on August 1 - 2, 2006. The Company was also recognized as a SmAll-Star by Sandler O’Neill, and named to the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results.  These forward-looking statements  are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the impact of changes in interest rates, a decline in economic conditions, adverse changes resulting from natural and manmade disasters, effects of government regulation and increased competition among financial services providers and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2006, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

###